EXHIBIT 99.1

AmTrust Financial Services, Inc. Reports First Quarter Operating Earnings (1) of
$46.2 Million and Net Income of $45.2 Million

Book Value per Share of $12.87, Up 7.0% since Year-end 2010

First Quarter 2011 Financial Highlights

•	Annualized return on equity of 24.4% and operating return on equity (1) of 24.9% for the quarter

•	Gross written premium of $444.0 million, up 31.3%, and net earned premium of $200.3 million, up 35.3% from first quarter 2010

•	Commission and other revenues of $75.5 million compared to $55.6 million in first quarter 2010

•	Operating earnings (1) of $46.2 million compared to $31.5 million in first quarter 2010

•	Operating diluted EPS (1) of $0.76 compared to $0.52 in first quarter 2010

•	Net income of $45.2 million compared to $38.7 million (2) in first quarter 2010

•	Diluted EPS of $0.74 compared with $0.64 (2) in first quarter 2010

•	Book value per share of $12.87, up from $12.03 at year-end 2010

•	Operating earnings (1) included $9.4 million, net of non-controlling interest, related to gains on life settlement contracts that positively impacted operating diluted EPS by $0.16

(New York) – AmTrust Financial Services, Inc. (Nasdaq: AFSI) today reported net income of $45.2 million for the first quarter of 2011, an increase of 16.8% from $38.7 million (2) in the first quarter of 2010. Earnings per diluted share totaled $0.74 in the quarter, an increase of 15.6% from $0.64 (2) in the same period last year. Operating earnings (1) totaled $46.2 million, or $0.76 per diluted share, an increase of 46.2% from $31.5 million, or $0.52 per diluted share, in the first quarter of 2010.

“Our momentum from 2010 has carried over into our first quarter results as we delivered strong net income and a return on equity in excess of twenty percent,” said Barry Zyskind, Chief Executive Officer of AmTrust Financial. “These results continue to demonstrate our ability to capitalize on our diversified platform.”
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Total revenue of $275.8 million increased $72.1 million, or 35.4%, from $203.7 million in the first quarter of 2010. Gross written premium of $444.0 million rose $105.8 million, or 31.3%, from first quarter 2010. Net written premium of $234.0 million increased $44.6 million, or 23.5%, from $189.4 million in the first quarter of 2010. Net earned premium of $200.3 million increased $52.2 million, or 35.3%, from $148.1 million in the first quarter of 2010.

Commission and other revenues of $75.5 million increased $19.9 million, or 35.8%, from first quarter 2010, and represented 27.4% of total revenue. The combined ratio totaled 87.0% compared with 80.3% in the first quarter of 2010. Results include the effect of the Warrantech and Risk Services acquisitions, and the investment in ACAC.

Ceding commissions, primarily related to the quota-share reinsurance agreement with Maiden Holdings, Ltd. (Maiden), totaled $35.7 million, up 10.7% from $32.2 million a year ago. During the quarter, AmTrust ceded $126.7 million of gross written premium and $113.9 million of earned premium to Maiden compared to $114.1 million of gross written premium and $102.4 million of earned premium ceded in the first quarter of 2010.

Total service and fee income of $25.2 million increased 216% from $8.0 million in the first quarter of 2010 and included $3.4 million from related parties compared with $2.7 million in the first quarter of 2010. The increase reflected the effect of the Warrantech and Risk Services acquisitions during the second half of 2010.

Investment income, excluding net realized gains and losses, totaled $14.2 million, an increase of 4.4% from $13.6 million in the first quarter of 2010. Results also include net realized investment gains of $0.4 million, or $0.3 million after-tax, on certain fixed income and equity investments compared with gains of $1.8 million, or $1.2 million after tax, in the first quarter of 2010.  Additionally, operating earnings (1) included $9.4 million, net of non-controlling interest, related to gains on life settlement contracts.

Loss and loss adjustment expense totaled $128.7 million, an increase of $38.9 million from $89.8 million in the first quarter of 2010, and resulted in a loss ratio of 64.2% compared with 60.6% for the first quarter of 2010.

Acquisition costs and other underwriting expense of $81.2 million increased $19.9 million from the first quarter of 2010. Acquisition costs and other underwriting expenses less ceding commissions totaled $45.6 million compared with $29.1 million in the year ago quarter. The expense ratio was 22.7%, up from 19.6% in the first quarter of 2010.
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Other expense of $20.2 million increased $14.0 million from $6.2 million in the first quarter of 2010, largely reflecting the effect of the Warrantech and Risk Services acquisitions during the second half of 2010.

Total assets of $4.4 billion increased 5.7% from $4.2 billion at December 31, 2010 and included a 2.5% increase in cash, cash equivalents and investments to $1.6 billion. AmTrust Financial shareholders’ equity of $767.6 million increased 7.1% from $716.5 million at year-end 2010.

During the quarter, the Board of Directors declared a quarterly dividend of $0.08 per share. As of March 31, 2011, the Company’s long-term debt-to-capitalization ratio was 24.4% compared with 16.8% at year end 2010.

(1) References to operating earnings, operating diluted EPS, and operating return on equity are non-GAAP financial measures defined by the Company as results excluding after-tax net realized investment gains and losses on securities, non-cash amortization of certain intangible assets and gain on investments in unconsolidated subsidiary. Please see the Non-GAAP Financial Measures table at the end of this release for important information about the use of these non-GAAP measures and their reconciliation to GAAP.

(2) Net income and diluted EPS for the first quarter of 2010 was initially reported as $31.9 million and $0.53, respectively.  These amounts were adjusted to include a retrospective gain of $10.4 million related to the initial acquisition of ACAC in the first quarter of 2010 that positively impacted net income by $6.7 million and increased diluted EPS by $0.11.

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Conference Call:
On May 3, 2011 at 9 a.m. ET, CEO Barry Zyskind and CFO Ron Pipoly will review these results via a conference call and webcast that may be accessed as follows:

Toll-Free Dial-in:	877.755.7421
Toll Dial-in (Outside the U.S):	973.200.3087
Webcast registration: http://ir.amtrustgroup.com/events.cfm

A replay of the conference call will be available at approximately 12:00 p.m. ET Tuesday, May 3, 2011 through May 10, 2011. To listen to the replay, please dial 800.642.1687 (within the U.S.) or 706.645.9291 (outside the U.S.) and enter replay passcode 59525907, or access http://ir.amtrustgroup.com/events.cfm.
For more information, please contact:

AmTrust Financial Services, Inc.
Ron Pipoly
Cleveland, Ohio
216.328.6116
rpipoly@amtrustgroup.com

Hilly Gross
New York, New York
212.220.7023
hgross@amtrustgroup.com

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage.  For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

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Forward Looking Statements

This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company.  Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, successful integration of acquired businesses, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., American Capital Acquisition Corporation, or third party agencies and warranty administrators, difficulties with technology, heightened competition, changes in pricing environments, and changes in asset valuations.  The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.
AFSI-F

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AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Gross written premium	$444,027	$338,231

Premium income
Net written premium	$234,019	$189,414
Change in unearned premium	(33,681)	(41,314)
Net earned premium	200,338	148,100

Ceding commission (primarily related party)	35,684	32,248
Service and fee income	25,189	7,966
Investment income, net	14,192	13,599
Net realized gains	415	1,785
Commission and other revenues	75,480	55,598

Total revenue	275,818	203,698

Loss and loss adjustment expense	128,696	89,821
Acquisition costs and other underwriting expense	81,234	61,346
Other expense	20,196	6,234
	230,126	157,401

Income before other, provision for income taxes, equity in earnings
of unconsolidated subsidiaries and non-controlling interest	45,692	46,297

Other income (expense):
Foreign currency gain (loss)	(284)	(717)
Interest expense	(3,754)	(3,572)
Income from life settlement contracts	18,886	-
	14,848	(4,289)

Income before provision for income taxes, equity in earnings	60,540	42,008
of unconsolidated subsidiaries and non-controlling interest

Provision for income taxes	12,342	15,168
Equity in earnings of unconsolidated subsidiaries (related party) (1)	3,123	11,860
Non-controlling interest	(6,138)	-
Net income	$45,183	$38,700

Operating earnings (2)	$46,194	$31,488

Earnings per common share:
Basic earnings per share	$0.76	$0.65
Diluted earnings per share	$0.74	$0.64
Operating diluted earnings per share (3)	$0.76	$0.52

Weighted average number of basic shares outstanding	59,565	59,333
Weighted average number of diluted shares outstanding	60,732	60,187

Combined ratio	87.0%	80.3%

Return on equity	24.4%	26.2%
Operating return on equity (4)	24.9%	21.3%

Reconciliation of net realized losses:
Other-than-temporary investment impairments	$-	$(5,138)
Impairments recognized in other comprehensive income	-	-
	-	(5,138)
Net realized gains on sale of investments	415	6,923
Net realized gains	$415	$1,785

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010

Cash, cash equivalents and investments	$1,598,132	$1,558,961
Premiums receivables	790,435	727,561
Goodwill and intangible assets	194,550	197,826
Total assets	4,420,846	4,182,453
Loss and loss expense reserves	1,311,622	1,263,537
Unearned premium	1,085,423	1,024,965
Trust preferred securities	123,714	123,714
AmTrust's stockholders' equity	$767,609	$716,514

AmTrust Financial Services, Inc.
Non-GAAP Financial Measures
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Reconciliation of net income to operating earnings:
Net income	$45,183	$38,700
Less: Net realized gains net of taxes	270	1,160
Gain on investment in unconsolidated subsidiary net of tax (1)	-	6,792
Non cash amortization of certain intangible assets net of tax	(1,281)	(740)
Operating earnings (2)	$46,194	$31,488

Reconciliation of diluted earnings per share to diluted operating earnings per share:
Diluted earnings per share	$0.74	$0.64
Less: Net realized gains net of taxes	-	0.02
Gain on investment in unconsolidated subsidiary net of tax	-	0.11
Non cash amortization of certain intangible assets net of tax	(0.02)	(0.01)
Operating diluted earnings per share (3)	$0.76	$0.52

Reconciliation of return on equity to operating return on equity:
Return on equity	24.4%	26.2%
Less: Net realized gains (losses) net of taxes	0.1%	0.8%
Gain on investment in unconsolidated subsidiary net of tax	0.0%	4.6%
Non cash amortization of certain intangible assets net of tax	-0.6%	-0.5%
Operating return on equity (4)	24.9%	21.3%

(1)
Equity in earnings (loss) of unconsolidated subsidiaries (related party) includes a retrospective gain on investment related to ACAC of $10,450 and an after tax amount of $6,792 for the three months ended March 31, 2010.

(2)
Operating earnings is a non-GAAP financial measure defined by the Company as net income less after-tax realized investment gains and losses, gain on investment in unconsolidated subsidiary net of tax and certain amortization expense net of tax and should not be considered an alternative to net income. The Company's management believes that operating earnings is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company's earnings power.  The Company's measure of operating earnings may not be comparable to similarly titled measures used by other companies.

(3)
Diluted operating earnings per share is a non-GAAP financial measure defined by the Company as net income less after-tax net realized investment gains and losses, gain on investment in unconsolidated subsidiary net of tax and certain amortization expense net of tax divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share.  The Company's management believes that diluted operating earnings per share is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company’s earnings power. The Company's measure of diluted operating earnings per share may not be comparable to similarly titled measures used by other companies.

(4)
Operating return on equity is a non-GAAP financial measure defined by the Company as net income less net after-tax realized investment gains and losses, gain on investment  in unconsolidated subsidiary net of tax and certain amortization expense net of tax divided by the average shareholders' equity for the period and should not be considered an alternative to return on equity.  The Company's management believes that operating return on equity is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company’s earnings power.  The Company's measure of operating return on equity may not be comparable to similarly titled measures used by other companies.

AmTrust Financial Services, Inc.
Segment Information
(in thousands, except percentages)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Gross written premium
Small Commercial Business	$140,716	$122,702
Specialty Risk and Extended Warranty	227,748	152,174
Specialty Program	49,976	54,655
Personal Lines Reinsurance	25,587	8,700
	$444,027	$338,231

Net written premium
Small Commercial Business	$77,651	$61,438
Specialty Risk and Extended Warranty	104,547	86,049
Specialty Program	26,234	33,227
Personal Lines Reinsurance	25,587	8,700
	$234,019	189,414

Net earned premium
Small Commercial Business	$61,861	$59,604
Specialty Risk and Extended Warranty	84,577	51,764
Specialty Program	30,770	36,732
Personal Lines Reinsurance	23,130	-
	$200,338	$148,100

Loss Ratio
Small Commercial Business	59.4%	58.9%
Specialty Risk and Extended Warranty	67.9%	60.2%
Specialty Program	64.0%	64.2%
Personal Lines Reinsurance	64.0%	-
Total	64.2%	60.6%

Expense Ratio
Small Commercial Business	26.6%	21.7%
Specialty Risk and Extended Warranty	16.3%	13.2%
Specialty Program	25.5%	25.4%
Personal Lines Reinsurance	32.5%	-
Total	22.7%	19.6%

Combined Ratio
Small Commercial Business	86.0%	80.6%
Specialty Risk and Extended Warranty	84.2%	73.3%
Specialty Program	89.6%	89.6%
Personal Lines Reinsurance	96.5%	-
Total	87.0%	80.3%